UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2018 (January 3, 2018)

MIRAGEN THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36483	47-1187261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 Lookout Rd. Boulder, CO	80301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 643-5200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(d)

On January 3, 2018, the Board of Directors of Miragen Therapeutics, Inc. (the “Company”) unanimously voted to increase the size of the Board of Directors (the “Board”) to eight members and to elect Arlene M. Morris as a director of the Company to fill the newly created seat on the Board, effective immediately. The Company has not determined the committee or committees of the Board to which Ms. Morris is expected to be named. A copy of the press release related to Ms. Morris’s appointment is attached hereto as Exhibit 99.1.

Ms. Morris was appointed to the Board to serve until her successor is duly appointed and qualified or her earlier death, resignation or removal. The Board has determined that Ms. Morris is an “independent director” as defined in the listing rules of The NASDAQ Capital Market.

Arlene M. Morris

There were no arrangements or understandings between Ms. Morris and any other persons pursuant to which she was elected as a director of the Company, and there are no related person transactions within the meaning of Item 404(a) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (the “SEC”) between Ms. Morris and the Company required to be disclosed herein.

Ms. Morris brings relevant industry experience and a breadth of expertise to the Board. Ms. Morris has served as Chief Executive Officer at Willow Advisors, LLC, a consultancy advising biotech companies on financing, strategy and business development, since May 2015. From April 2012 until May 2015 she was Chief Executive Officer of Syndax Pharmaceuticals, Inc., a privately-held oncology company focused on the development and commercialization of therapies for treatment-resistant cancers. She also served as a member of the Syndax Pharmaceuticals board of directors from June 2011 until May 2015. From 2003 to January 2011, Ms. Morris served as the President, Chief Executive Officer and a member of the board of directors of Affymax, Inc., a publicly-traded biotechnology company. Ms. Morris has also held various management and executive positions at Clearview Projects, Inc., a corporate advisory firm; Coulter Pharmaceutical, Inc., a publicly-traded pharmaceutical company; Scios Inc., a publicly-traded biopharmaceutical company; and Johnson & Johnson, a publicly-traded healthcare company. She is currently a member of the board of directors of Viveve Medical, Inc., a publicly-traded medical device company; Palatin Technologies, a publicly-traded biotechnology company; and Neovacs, SA, a French publicly-traded biotechnology company. She was recently a director of Biodel Inc., a publicly-traded specialty pharmaceutical company, from 2015 until its merger with Albireo Limited in 2016; and Dimension Therapeutics, a publicly-traded gene therapy company, until it was acquired by Ultragenyx in 2017. She also serves as Board Chair for the Foundation for Research and Development at the Medical University of South Carolina and as a Trustee of Carlow University. Ms. Morris received a B.A. in Biology and Chemistry from Carlow College.

Pursuant to the Company’s Amended and Restated Non-Employee Director Compensation Policy (the “Policy”), Ms. Morris will receive annual cash compensation in the amount $35,000 for her Board service. Under the Policy, Ms. Morris has the right to elect to receive all or a portion of her annual cash compensation under the Policy in the form of either cash, restricted common stock based on the closing price of the Company’s common stock on The NASDAQ Capital Market on the date of grant, or stock options to purchase common stock based on the Black-Scholes option-pricing model as of the date of grant. Under the Policy, Ms. Morris will receive a one-time, initial option grant to purchase 24,000 shares of the Company’s common stock with an exercise price equal to the fair market value of a shares of the Company’s common stock on January 3, 2018. This option will vest in 36 equal monthly installments. In accordance with the Policy, Ms. Morris will also be eligible to receive an annual option award to purchase shares of the Company’s common stock, subject to Ms. Morris’s continued service on the Board.

In connection with her appointment to the Board, Ms. Morris entered into the Company’s standard form of Indemnity Agreement, a copy of which was filed as Exhibit 10.32 to the Company’s Registration Statement on Form S-4 (File No. 333-214893) filed with the SEC on December 2, 2016.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

99.1	Press Release, dated January 5, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Miragen Therapeutics, Inc.

Dated: January 5, 2018	By:	/s/ Jason A. Leverone
Jason A. Leverone
Chief Financial Officer

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